[LOGO]                                                       Sola Optical Europe
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16th May 1996


Mr Mark Mackenzie
Ashdale
6 Ashley Rise
Walton-on-Thames
Surrey
KT12 1ND



Dear Mark,

I am pleased to confirm your employment conditions as European Region Director for duties performed on behalf of SOLA UK with effect from 1st April 1995. In respect of these duties your contract of employment is with SOLA Optical UK Ltd ("the Company") and is governed English law. This contract together with the Company's Staff Handbook, a copy of which has been provided to you, sets out the terms and conditions of your employment with the Company. This contract supersedes all previous agreements oral and in writing between you and the Company in relation to the matters dealt with in it.

Your base salary in respect of these duties is L.74,823 per annum paid in monthly instalment on the 15th of each month by direct debit transfer to your bank. Your salary will be subject to annual discretionary review increases effective January 1st.

You will be eligible to participate in the SOLA Group Management  Incentive Plan
(MIP), which is an annual cash incentive program based on achievement of financial goals for the Group and the Region.

Your MIP payment will be guaranteed at a minimum of 50% of your base salary for 1994/95 and 25% of your base salary for 1995/96.

You are provided with a Company car which will be fully taxed, insured and maintained by the Company.

Your holiday entitlement is 15 days in addition to normal UK statutory holidays.

You and your family are covered by our UK Private Patients Plan medical care insurance. This covers specialist and hospital treatment but not private general practitioner treatment, dental treatment or prescription drugs. These non-covered items are available free of charge or subsidised under the UK National Health Scheme.

You are also eligible for the SOLA UK Pension Plan which is a contributory Group Personal Pension Plan contracted in to the UK Earnings Related Pension Scheme. You can transfer existing pension assets into the plan if you wish to do so. SOLA's pension consultants and actuaries, the Wyatt Co are available to advise you on your personal situation.


Sola Optical Europe,         18 Lion & Lamb Yard, Farnham,       Surrey, GU9 7LL
Tel: 01252 733878 Fax: 01252 733781                               United Kingdom


Registered Office Sola Optical (UK) Ltd Holford Way Holford Birmingham B6 7UU Registered in England Number 1132513

The Company will reimburse you for half of the cost of school fees incurred educating your daughters at private schools in the UK. You will be paid a supplement of L.500 per month via the payroll with effect from April 1995. A reconciliation between these payments and 50% of your final bill will be made at the end of each school year and any necessary adjustments will be made at that time.

You are required to give the Company 3 months notice of termination of your employment. Your notice entitlement from the Company is also 3 months subject to the conditions covering termination of your employment set forth below.

In the event that your employment is terminated by the Company for any reason other than gross misconduct, the Company will have the following financial obligations to you:

* If you are terminated during the initial 12 months of your employment, you will continue to be paid your base salary and will continue to receive your employee benefits for a period of 12 months from the date of your termination. In addition, you will be paid your guaranteed minimum MIP payment.

* If you are terminated after 12 months of employment, you will continue to be paid your base salary and will continue to receive your employee benefits for a period of 12 months from the date of your termination.

* These severance arrangements are inclusive of all termination payments and any payment in lieu of notice.

Please return a signed copy of this letter confirming acceptance of the above terms and conditions of employment as soon as possible.

Your sincerely,

 /s/ Steve Lee

Steve Lee
Vice President Human Resources


Agree and Acknowledged:       /s/ Mark Mackenzie              May 23, 1996
                             ---------------------           -------------
                             Mark Mackenzie                  Date